Exhibit 10.9

FIRST AMENDMENT TO CAPITAL STOCK PURCHASE WARRANTS

This First Amendment to capital Stock Purchase Warrants (this “Amendment”) is made effective as of this 18th day of June, 2017, by and between NeuroOne, Inc., a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, who are holders of the Company’s Capital Stock Purchase Warrants (each, a “Holder” and collectively, the “Holders”).

Background

The Company and the Holders entered into Subscription Agreements originally dated as of November 21, 2016 (the “Subscription Agreements”). Pursuant to the terms and conditions of the Subscription Agreements, the Company issued to the Holders convertible promissory notes and Capital Stock Purchase Warrants (the “Warrants”).

Pursuant to the consent of the holders of a majority in original aggregate principal amount of the Related Notes pursuant to Section 9(h) of the Warrants, the Warrants are hereby amended as follows:

Terms and Conditions

1.          Amendment to Preamble of the Warrants. The first paragraph of the preamble of the Warrants is hereby deleted in its entirety and replaced with the following:

“This Certified That, for value received, [NAME OF HOLDER] (the “Holder”) is entitled to subscribe for and purchase from NeuroOne, Inc., a Delaware corporation (the “Company”), at any time commencing on the date the Note converts pursuant to Section 3.1 of the Note and expiring on November 21, 2021 (the “Warrant Exercise Term”), the Shares at the Exercise Price (each as defined in Section 1 below).”

2.          Amendment to Section 1 of the Warrants. Section 1 of the Warrants is hereby deleted in its entirety and replaced with the following:

“1.          Shares. The Holder has, subject to the terms set forth herein, the right to purchase, at any time during the Warrant Exercise Term, up to that number of Conversion Shares equal to the number of Conversion Shares received by the Holder upon conversion of the Note, at a per share exercise price equal to the price at which the Note so converted (the “Exercise Price”). The Exercise Price is subject to adjustment as provided in Section 3 hereof. Shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) and the Conversion Shares are referred to herein collectively, and without distinction, as the “Shares”.”

3.          Notice to Transferees. Pursuant to Section 9(h) of the Warrants, this Amendment shall be binding on all holders of the Warrants, even if they do not execute such consent, amendment or waiver. The terms of this Amendment shall be binding upon and shall inure to the benefit of any successors or permitted assigns of the Company and the Holders and of the Shares issued or issuable upon the exercise of the Warrants. Any successor, permitted assign or transferee of the Warrant after the date hereof shall be deemed to have acquired the Warrant as amended by this Amendment.

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4.          Construction. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Subscription Agreements and the Warrants, as the case may be. The terms of this Amendment amend and modify the Subscription Agreements and the Warrants as if fully set forth in the Subscription Agreements and the Warrants. If there is any conflict between the terms, conditions and obligations of this Amendment and the Subscription Agreements or the Warrants, this Amendment’s terms, conditions and obligations shall control. All other provisions of the Subscription Agreements and the Warrants not specifically modified by this Amendment are preserved.

signatures on the following page

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In Witness Whereof, this First Amendment to Capital Stock Purchase Warrants is made effective as of the date first set forth above.

THE COMPANY:

NeuroOne, Inc.

By:	/s/ David A. Rosa
Name: David A. Rosa
Title: Chief Executive Officer

Signature Page to First Amendment to Capital Stock Purchase Warrants of
Neuroone, Inc.